Exhibit 8.2

Turner & Roulstone
P.O. Box 2636
Strathvale House, 90 North Church Street
Grand Cayman, KY1-1102
Cayman Islands

Ref: AC/lc/0294-0008

Greenlight Capital Re, Ltd.
802 West Bay Road
The Grand Pavilion
Grand Cayman, KY1-1205
Cayman Islands

Dear Sirs,

Re:         Greenlight Capital Re, Ltd.
Registration Statement on Form S-3

We have acted as Cayman Islands counsel to Greenlight Capital Re, Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement references the offering and sale from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”), and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of: (i) $200,000,000 aggregate principal amount of the Company’s securities (the “Primary Securities”) consisting of Class A ordinary shares, par value $0.10 per share (“Ordinary Shares”); preferred shares, par value $0.10 per share (“Preferred Shares,” together with the Ordinary Shares, the “Equity Securities”); depositary shares representing fractional interests in deposits of Equity Securities (“Depositary Shares”); senior unsecured and subordinated unsecured debt securities to be issued pursuant to the applicable indenture to be entered into by the Company and a trustee to be named therein (the “Debt Securities”); warrants to purchase Equity Securities (“Warrants”), to be issued under a warrant agreement (the “Warrant Agreement”) to be entered into by the Company and a warrant agent named therein (“Warrant Agent”); and purchase contracts obligating the Company to buy or sell Equity Securities or Depositary Shares from or to the holder of such contract (“Purchase Contracts”) and; (ii) Ordinary Shares of the Company offered by selling shareholders to be identified in one or more Prospectus Supplements of up to 6,254,949 Ordinary Shares (the “Secondary Securities” and together with the Primary Securities, the “Securities”).

It is our opinion, subject to the assumptions and qualifications set forth therein, that the information and the legal conclusions set forth in the Registration Statement under the heading “Material Tax Considerations – Material Cayman Islands Income Tax Considerations” are accurate and complete in all material respects.

In rendering this opinion, we do not express any opinion concerning any laws other than the laws of the Cayman Islands.  Our opinion is based upon the existing provisions of applicable law and the regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time.  Any such changes may be retroactive in application and could modify the legal conclusions upon which our opinion is based.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Material Tax Considerations – Material Cayman Islands Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

The tax advice contained in the Registration Statement was written to support the promotion or marketing of the transactions or matters described in the Registration Statement.  Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Yours faithfully,

/s/ Turner & Roulstone
Turner & Roulstone